CERTIFICATE OF INCORPORATION

OF

LIONS PETROLEUM  INC.

(as amended)

FIRST:  The name of this corporation is Lions Petroleum Inc.

SECOND:   Its registered office in the State of Delaware is to be located at 701 Renner Road, Wilmington, DE 19810, County of Newcastle. The registered agent in charge thereof is Incorp Services Inc. address "same as above".

THIRD:  The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:   The authorized capital stock of the Corporation shall consist of 50,000,000 shares of common stock, $0.0001 par value and 5,000,000 shares of preferred stock, $0.0001 par value.

(a)    No share of the common stock shall have any preference over or limitation in respect to any other share of such common stock. All shares of common stock shall have equal rights and privileges.

(b)   The designations, powers, rights, preferences, qualifications, restrictions and limitations of the preferred stock shall be established from time to time by the Corporation's Board of Directors in accordance with the Laws of Delaware.

(c)

1.  Cumulative voting shall not be allowed in elections of directors or for any purpose.

2.   No holders of shares of capital stock of the Corporation shall be entitled, as such, to any preemptive or preferential right to subscribe to any unissued stock or any other securities which the Corporation may now or hereafter be authorized to issue.  The Board of Directors of the Corporation, however, in its discretion by resolution, may determine that any unissued securities of the Corporation shall be offered for subscription solely to the holders of common stock of the Corporation, or solely to the holders of any class or classes of preferred stock, which the Corporation may now or hereafter be authorized to issue, in such proportions based on stock ownership as said board in its discretion may determine.

3.   The Board of Directors may restrict the transfer of any of the Corporation's stock issued by giving the Corporation or any stockholder "first right of refusal to purchase" the stock, by making the stock redeemable, or by restricting the transfer of the stock under such terms and in such manner as the directors may deem necessary and as are not inconsistent with the laws of the State of Delaware.  Any stock so restricted must carry a conspicuous legend noting the restriction and the place where such restriction may be found in the records of the Corporation.

4.  The judgment of the Board of Directors as to the adequacy of any consideration received or to be received for any shares, options, or any other securities which the Corporation at any time may be authorized to issue or sell or otherwise dispose of shall be conclusive in the absence of fraud, subject to the provisions of this Certificate of Incorporation and any applicable law.

(d)   Effective September 29, 1997, each issued and outstanding share of this Corporation's Common Stock shall automatically convert into 0.10 shares of this Corporation's Common Stock.  Notwithstanding the above, no fractional shares will be issued.  Any shareholder of this Corporation who on September 29, l997 owned less than ten shares, and who would therefore otherwise receive less than one share of this Corporation's common stock shall be entitled to receive $0.00l for each share of this Corporation's common stock owned by such shareholder immediately prior to the effective date of this amendment, provided such shareholder sends a written request for payment to this Corporation.  Any fractional share, which as a result of the foregoing would otherwise be issued to a shareholder of this Corporation (and which shareholder on September 29, l997 owned a number of shares which is more than ten but which number is not a whole multiple of ten) shall be rounded up to the nearest whole share.

FIFTH:  The name and mailing address of the incorporator is as follows:  Regina Cephas, 1313, N. Market St., Wilmington DE 19801-1151.

SIXTH:  The directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the directors shall have the authority to dispose, in any manner, of the whole property of this Corporation.

The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation except as conferred by the law of the By-Laws, or by resolution of the stockholders.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

SEVENTH:  Directors of the Corporation shall not be liable to either the Corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves:

 (1)   a director's duty of loyalty to the Corporation or its stockholders;

(2)   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)   liability for unlawful payments of dividends or unlawful stock purchase or redemption by the Corporation;

(4)   a transaction from which the director derived an improper personal benefit.

No contract or other transaction between the Corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by the Corporation, and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation.  Any director of the Corporation, individually, or any firm with which such director is affiliated may be a party to or may be pecuniarily or otherwise interested in any contract or transaction of the Corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of the Corporation, or a majority thereof, at or before the entering into such contract or transaction; and any director of the Corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize such contract or transaction, with like force and effect as if they were not such director or officer of such other corporation or not so interested.

This Corporation shall be empowered to indemnify its officers and directors to the fullest extent provided by law, including but not limited to the provisions set forth in the laws of Delaware, or any successor provision.

By: /s/ Gordon Wiltse

Authorized Officer

Title: Secretary

Name: Gordon Wiltse